Exhibit 4.56

Irrevocable Power of Attorney

I, Zhixiang Liang, citizen of the People’s Republic of China (the “ PRC”) with ID No.:                                         , is the shareholder holding 5.418% equity interests of Beijing BaiduPay Science and Technology Co., Ltd.(the “BaiduPay”), hereby irrevocably appoint Hailong Xiang with the following powers and rights during the effective term of this Power of Attorney:

I hereby appoint Hailong Xiang to exercise, on my behalf, all voting rights of shareholder in accordance with PRC laws and BaiduPay’s Articles of Association at the shareholders’ meetings of BaiduPay, including but not limited to the right to sell or transfer any or all of equity interests of BaiduPay held by me and to designate and appoint the general manager of BaiduPay as my authorized representative on the shareholders’ meeting of the BaiduPay.

The authorization and appointment above stated are conditioned on that Hailong Xiang is acting as an employee of Baidu Online Network Technology (Beijing) Co., Ltd (the “Baidu Online”) and Baidu Online agrees the above stated authorization and appointment. Once Hailong Xiang quits or leaves Baidu Online or Baidu Online notifies me to terminate the authorization and appointment, I will withdraw the authorization and appointment immediately and designate/authorize any other individuals nominated by Baidu Online to exercise the full voting rights on my behalf at the shareholders’ meetings of BaiduPay.

Unless otherwise expressly provided herein, this Power of Attorney is irrevocable and continues to have effect as of the date hereof as long as I hold equity interests in BaiduPay.

Zhixiang Liang

Signature:	/s/ Zhixiang Liang

Date: October 18, 2016

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